Eaton Corporation
Third Quarter 2009 Report on Form 10-Q
Item 6
Exhibit 12
Ratio of Earnings to Fixed Charges

	Nine
	months
	ended
	September 30,	Year ended December 31
	2009	2008	2007	2006	2005	2004
Income from continuing operations before income taxes & noncontrolling interests in consolidated subsidiaries	$133	$1,140	$1,055	$979	$969	$756

Adjustments
(Income) losses of equity investees	(2)	(11)	(6)	1	1
Distributed income of equity investees	8	1	1	1	4	3
Interest expensed	127	192	193	139	109	88
Amortization of debt issue costs	2	2	1	1	1	1
Estimated portion of rent expense representing interest	43	58	44	41	38	37
Amortization of capitalized interest	9	13	12	12	12	17

Adjusted income from continuing operations before income taxes	$320	$1,395	$1,300	$1,174	$1,134	$902

Fixed charges
Interest expensed	$127	$192	$193	$139	$109	$88
Interest capitalized	6	13	14	14	13	7
Amortization of debt issue costs	2	2	1	1	1	1
Estimated portion of rent expense representing interest	43	58	44	41	38	37

Total fixed charges	$178	$265	$252	$195	$161	$133

Ratio of earnings to fixed charges	1.80	5.26	5.16	6.02	7.04	6.78

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